Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Forms S-3 (File Nos. 333-226425, 333-229417, 333-230986, 333-236341, 333-238330, 333-269264, 333-272307, 333-273609 and 333-274726) and Forms S-8 (File Nos. 333-217986, 333-228678 and 333-265288) of Kimbell Royalty Partners, LP of our report dated February 23, 2023, with respect to the consolidated financial statements of Kimbell Tiger Acquisition Corporation, which report appears in the Form 10-K of Kimbell Royalty Partners, LP dated February 21, 2024.

/s/ KPMG LLP

Dallas, Texas

February 21, 2024